UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________
FORM 8-K
_____________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 30, 2016

TG Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32639 (Commission File Number)	36-3898269 (IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor
New York, New York 10014
(Address of Principal Executive Offices)

(212) 554-4484
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of TG Therapeutic, Inc. (the “Company”) met to approve the 2017 base salaries for the Company’s Chief Executive Officer, Michael S. Weiss, and the Company’s Chief Financial Officer, Sean Power, pursuant to the terms of their employment agreements and to consider an amendment to Mr. Weiss’ employment agreement discussed below. As part of the Amendment (defined below), the Committee approved a decrease in Mr. Weiss’ base salary from $375,000 to $187,500. The Committee further approved an increase in Mr. Power’s base salary from $300,000 to $315,000.

Effective as of January 1, 2017, the Company entered into an amendment (the “Amendment”) to the employment agreement entered as of December 15, 2011 (together with the Amendment, the “Employment Agreement”) with Michael S. Weiss, Executive Chairman and interim Chief Executive Officer and President of the Company.  Under the Amendment, Mr. Weiss will remain as Chief Executive Officer and President, removing the interim status. Simultaneously, the Company is entering into a Strategic Advisory Agreement (the “Advisory Agreement”) with Caribe BioAdvisors, LLC (the “Advisor”) owned by Mr. Weiss to provide the services of Mr. Weiss as Chairman of the Board and as Executive Chairman. Pursuant to the Advisory Agreement, the Advisor will be paid an annual cash advisory fee initially of $100,000. The annual cash advisory fee under the Advisory Agreement will be directly tied to the market capitalization of the Company, providing for escalating annual cash advisory fee when the market capitalization of the Company is greater than $500 million up to a maximum annual fee of $1.5 million if the market capitalization of the Company exceeds $3 billion. The cash compensation due to Mr. Weiss and the Advisor will be less than the potential cash compensation due to Mr. Weiss prior to the Amendment and Advisory Agreement until the time the market capitalization of the Company exceeds $750 million, with the initial cash savings to the Company being up to $275,000 annually.

As part of the Amendment, Mr. Weiss also agreed to forfeit 3,381,866 restricted shares previously granted under the Employment Agreement that were predominantly subject to time-based vesting over the next three years. Simultaneously, (i) Mr. Weiss is being issued 418,371 restricted shares under the Employment Agreement that vest in 2018 and 2019 and (ii) the Advisor is being issued 2,960,000 restricted shares under the Advisory Agreement that vest on market capitalization thresholds that range from $375 million to $750 million. Collectively, Mr. Weiss and the Advisor will be granted fewer shares than Mr. Weiss forfeited.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Employment Agreement and the Advisory Agreement with the Advisor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TG Therapeutics, Inc.
(Registrant)

Date: January 4, 2017
By: /s/ Sean A. Power
Sean A. Power
Chief Financial Officer